Exhibit 99.1
Tenet Reports Third Quarter 2020 Results
and Provides Update on Effects of COVID-19
•Net loss from continuing operations attributable to common shareholders in 3Q20 of $197 million (which included an after-tax loss of $237 million associated with early retirement of debt transactions) versus a net loss from continuing operations of $227 million in 3Q19 (which included an after-tax loss of $178 million associated with early retirement of debt transactions)

•Debt refinancing during 3Q20 eliminated any significant debt maturities until June 2023 and reduces future annual cash interest expense by approximately $50 million

•Consolidated Adjusted EBITDA in 3Q20 of $621 million excluding a $70 million reversal of COVID stimulus grant income from 2Q20 based on revised guidance all providers received from the federal government in September 2020, or $551 million including the grant income reversal, versus $639 million in 3Q19

•Hospital segment net patient service revenue per adjusted admission up 17% on a same-hospital basis versus 3Q19; Ambulatory segment same-facility system-wide revenue per surgical case up 13% versus the prior year

•Ambulatory segment Adjusted EBITDA growth of 10% compared to 3Q19 excluding the impact of a $13 million reversal of grant income

•Continued focus on strategic cost reduction measures and corporate efficiencies helped mitigate the impact of COVID surges in certain markets during the quarter, including the impact of higher temporary labor and premium pay

•Net cash from operations of $593 million in 3Q20 versus $419 million in 3Q19, growth of 42%; Free cash flow in 3Q20 of $507 million, or $331 million excluding $174 million of stimulus grants and $2 million of Medicare advances received in the quarter, compared to $263 million in 3Q19, growth of 26%

DALLAS — October 20, 2020 — Tenet Healthcare Corporation (Tenet) (NYSE: THC) today announced its results for the quarter ended September 30, 2020 (3Q20).

Ronald A. Rittenmeyer, Executive Chairman and Chief Executive Officer, stated, “The third quarter of 2020 was in many ways more challenging than the second, with COVID positive inpatient census surging by approximately 64 percent in our markets in late July and August. Our operators executed exceptionally throughout our entire system, ensuring they cared for the surge in COVID patients and continued the safe return of non-COVID patient volumes closer to normalized levels. Our operating discipline was further demonstrated as we exceeded expectations for both Adjusted EBITDA of $621 million, before adjusting for the changes in guidance issued by HHS in September, as well as cash flows, which increased by 26 percent on a year-over-year comparison before the additions of grants and advances. With the issuance of revised guidance on grant income from HHS late in the quarter, we, along with other providers, are facing new challenges in terms of federal support. We believe our hospitals’ focus on additions of strategic service lines, coupled with continued positive growth and efficiency at USPI and Conifer, has positioned us well this quarter and provides the basis for continued solid performance going forward.”

Tenet's results for 3Q20 versus the quarter ended September 30, 2019 (3Q19) as well as the nine months ended September 30, 2020 (YTD 3Q20) versus the nine months ended September 30, 2019 (YTD 3Q19) are as follows:

($ in millions, except per share results)	3Q20	3Q19	YTD 3Q20	YTD 3Q19
Net loss from continuing operations attributable to Tenet common shareholders	$(197)	$(227)	$(15)	$(223)
Net loss from continuing operations attributable to Tenet common shareholders per diluted share	$(1.87)	$(2.19)	$(0.14)	$(2.16)
Adjusted EBITDA excluding grant income	$621	$639	$1,415	$1,931
Adjusted EBITDA	$551	$639	$1,868	$1,931
Adjusted diluted earnings per share from continuing operations	$0.64	$0.64	$3.17	$1.89
The table above as well as tables and discussions throughout this earnings release include certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of GAAP measures to the Adjusted (non-GAAP) measures used are detailed in Tables #1-3 included at the end of this earnings release. Management’s reasoning for the use of these non-GAAP measures and descriptions of the various non-GAAP measures are included in the Non-GAAP Financial Measures section of this earnings release.

COVID-19 Pandemic (COVID)

•As previously disclosed, the Company has been experiencing operational and financial challenges associated with COVID. As Tenet continues to manage COVID and its impact on operations, the Company remains committed to the highest standards of safety, with protocols focused on the protection of its patients and employees. Operational teams monitor real-time data to ensure sufficient staffing, intensive care unit bed capacity and personal protective equipment (PPE). Outpatient facilities are also safely performing elective procedures, and the Company's hospitals and ambulatory platform continue to follow all state and local guidelines concerning elective care.
•As discussed below, Tenet has taken a number of actions since the onset of the pandemic to enhance its liquidity given the volatility of the environment. As of October 19, 2020, the Company had approximately $3.3 billion of cash on hand and no borrowings under its $1.9 billion line-of-credit facility.
•Through October 19, 2020, the Company had received approximately $1.5 billion of Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS). Repayment terms for the Medicare advance payments were recently revised by the federal government with repayments now in stages that begin 12 months from the provider's receipt of the advance payments. An interest rate of 4 percent will also be assessed on any outstanding balances 29 months from the initial advance.
•Additionally, the Company has received approximately $890 million of grant aid from federal stimulus relief funds associated with the pandemic. The Company recognized approximately $453 million of grant aid as income YTD 3Q20 ($8 million is included in equity in earnings of unconsolidated affiliates) with grants received being evaluated based on recently updated guidance from the United States Department of Health and Human Services (HHS).

Results from Continuing Operations Attributable to Tenet Common Shareholders

•Net loss from continuing operations attributable to the Company's common shareholders in 3Q20 was $197 million, or $1.87 per diluted share, (which included an after-tax loss of $237 million, or $2.23 per diluted share, from early retirement of debt transactions, partially offset by an income tax benefit of $119 million, or $1.12 per diluted share, associated with a change in tax accounting method) versus a net loss from continuing operations of $227 million, or $2.19 per diluted share, in 3Q19 (which included the impact of an after-tax loss of $178 million, or $1.70 per diluted share, associated with early retirement of debt transactions). Also, 3Q20 included the negative impact of $70 million pre-tax ($53 million after-tax, or $0.50 per diluted share) from the reversal of grant income recognized in the second quarter of 2020 (2Q20) due to the revised guidance from HHS discussed above.
•For YTD 3Q20, the loss from continuing operations attributable to the Company's common shareholders was $15 million, or $0.14 per diluted share compared to a net loss from continuing operations of $223 million, or $2.16 per diluted share, for YTD 3Q19. YTD 3Q20 included an after-tax loss of $240 million, or $2.27 per diluted share, from early retirement of debt transactions, partially offset by the change in tax accounting method during 3Q20 of $119 million, or $1.12 per diluted share, and a favorable income tax benefit of $88 million, or $0.83 per diluted share, due to an increase in the deductibility of interest expense for income tax purposes as a result of the Coronavirus Aid, Relief and Economic Security (CARES) Act. YTD 3Q19 included an after-tax loss of $224 million, or $2.14 per diluted share, associated with early retirement of debt transactions.

Adjusted Results from Continuing Operations Available to Tenet Common Shareholders

Reconciliations of net loss attributable to Tenet common shareholders to Adjusted net income from continuing operations available to Tenet's common shareholders are contained in Table #1 at the end of this release.

•Tenet’s 3Q20 Adjusted net income from continuing operations available to its common shareholders was $68 million, or $0.64 per diluted share, compared to $67 million, or $0.64 per diluted share, in 3Q19.
•For YTD 3Q20, Tenet reported Adjusted net income from continuing operations available to its common shareholders of $336 million, or $3.17 per diluted share, compared to $198 million, or $1.89 per diluted share, in YTD 3Q19.

Adjusted EBITDA

Reconciliations of net loss attributable to Tenet common shareholders to Adjusted EBITDA are contained in Table #2 at the end of this release.

•Adjusted EBITDA in 3Q20 was $621 million excluding the impact of a $70 million reversal of grant income from 2Q20, or $551 million including the grant income reversal, compared to $639 million in 3Q19.

•For YTD 3Q20, Adjusted EBITDA was $1.868 billion compared to $1.931 billion in YTD 3Q19.

Hospital Operations and Other (Hospital) Segment Results

Tenet’s Hospital segment is comprised of acute care and specialty hospitals, ancillary outpatient facilities, freestanding urgent care centers (nearly all of which are managed by USPI and operated under the MedPost brand), micro-hospitals and physician practices.

Hospital segment results ($ in millions)	3Q20	3Q19	YTD 3Q20	YTD 3Q19
Net operating revenues	$3,803	$3,850	$10,725	$11,539
Grant income	$(57)	—	$417	—
Same-hospital net patient service revenues (a)	$3,502	$3,562	$9,874	$10,666
Adjusted EBITDA excluding grant income	$297	$342	$657	$1,048
Adjusted EBITDA	$240	$342	$1,074	$1,048
Same-hospital admissions (decline) growth (a)	(11.4)%	3.6%	(12.0)%	2.2%
Same-hospital adjusted admissions (decline) growth (a)(b)	(15.9)%	2.8%	(16.0)%	1.8%
(a) Same-hospital revenues and statistical data include those for the 65 hospitals operated by the Company’s Hospital segment continuously from January 1, 2019 through September 30, 2020. Revenues and volumes for any hospitals acquired or disposed of during that time frame are excluded.
(b) Adjusted admissions represents actual patient admissions adjusted to include outpatient services provided by facilities in our Hospital segment by multiplying actual patient admissions by the sum of gross inpatient revenues and outpatient revenues, then dividing that result by gross inpatient revenues.

Revenues and Volumes
•Net operating revenues (which exclude grant income) in the Hospital segment were $3.803 billion in 3Q20, a decline of 1.2 percent from $3.850 billion in 3Q19. The decrease in revenues was due to lower patient volumes as a result of COVID, substantially offset by higher patient acuity and negotiated rate increases.
•Net operating revenues also included $54 million from the California Provider Fee program in 3Q20 compared to $58 million in 3Q19.
•On a same-hospital basis, net patient service revenues were $3.502 billion in 3Q20, a decline of 1.7 percent from $3.562 billion in 3Q19.
•Net operating revenues in the Hospital segment were $10.725 billion in YTD 3Q20, a decline of 7.1 percent from $11.539 billion in YTD 3Q19. The decrease in revenues was due to lower patient volumes associated with COVID, partially offset by higher patient acuity, negotiated rate increases and admissions growth in January and February 2020.
•On a same-hospital basis, net patient service revenues were $9.874 billion in YTD 3Q20, a decline of 7.4 percent from $10.666 billion in YTD 3Q19.
•The table below demonstrates same-hospital volumes in June and during the quarter as a percent of the comparable period in 2019 on a same business-day basis:

Hospital Segment Volume Statistics	June 2020	July 2020	August 2020	Sept. 2020	3Q20
Admissions	~90%	~90%	~87%	~88%	~89%
Outpatient visits	~77%	~86%	~82%	~83%	~84%
Emergency Room visits	~77%	~80%	~76%	~74%	~77%
Hospital surgeries	~90%	~87%	~88%	~92%	~89%
•Net patient service revenue per adjusted admission increased 16.9 percent year-over-year for 3Q20 primarily reflecting higher patient acuity, as well as negotiated rate increases.

Operating Expenses
•Total selected operating expenses in the segment in 3Q20 increased $3 million as continuing cost efficiency initiatives, as well as necessary cost reductions due to the decline in patient volumes associated with the pandemic essentially offset the temporary staffing and premium pay costs in markets that experienced COVID surges during 3Q20 as well as higher supply costs for PPE. Selected operating expenses include salaries, wages and benefits, supplies and other operating expenses.

Adjusted EBITDA
•Adjusted EBITDA in the segment was $297 million in 3Q20 excluding the negative impact of a $57 million reversal of grant income. Including the grant income reversal, Adjusted EBITDA was $240 million in 3Q20, a decrease of 29.8 percent compared to $342 million in 3Q19. The Adjusted EBITDA margin was 7.8 percent in 3Q20 (excluding the reversal of $57 million of grant income) compared to 8.9 percent in 3Q19.
•For YTD 3Q20, Adjusted EBITDA was $1.074 billion compared to $1.048 billion in YTD 3Q19. The Adjusted EBITDA margin was 10.0 percent in YTD 3Q20 compared to 9.1 percent in YTD 3Q19.

Ambulatory Care (Ambulatory) Segment Results

Tenet’s Ambulatory business segment is comprised of the operations of United Surgical Partners International (USPI). As of September 30, 2020, USPI had interests in 263 ambulatory surgery centers, 40 urgent care centers (nearly all of which operate under the CareSpot brand), 24 imaging centers and 25 surgical hospitals in 28 states. The Company owns 95 percent of USPI.

Ambulatory segment results ($ in millions)	3Q20	3Q19	YTD 3Q20	YTD 3Q19
Net operating revenues	$565	$522	$1,423	$1,526
Grant income excluding equity earnings impact	$(9)	—	$28	—
Grant income in equity earnings	$(4)	—	$8	—
Same-facility system-wide net patient service revenues (c)	$1,220	$1,145	$3,038	$3,293
Adjusted EBITDA excluding grant income	$228	$207	$502	$591
Adjusted EBITDA	$215	$207	$538	$591
Adjusted EBITDA less facility-level NCI excluding grant income	$146	$134	$324	$378
Adjusted EBITDA less facility-level NCI	$138	$134	$344	$378
Same-facility system-wide surgical cases (decline) growth	(5.9)%	4.4%	(18.8)%	3.3%
Same-facility system-wide total ambulatory cases (decline) growth	(0.3)%	5.1%	(12.9)%	3.1%

(c) Same-facility system-wide revenues and statistical information include the results of the facilities in which the Ambulatory segment has an investment that are not consolidated by Tenet (of the 352 facilities at September 30, 2020, the results of 108 were accounted for under the equity method for unconsolidated affiliates). To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities.

Revenues and Volumes
•The Ambulatory segment produced net operating revenues of $565 million in 3Q20, an increase of 8.2 percent compared to $522 million in 3Q19 reflecting higher acuity and new service line growth.
•For YTD 3Q20, segment net operating revenues of $1.423 billion decreased 6.7 percent compared to $1.526 billion in YTD 3Q19 due to the impact of the pandemic.
•On a same-facility system-wide basis, net operating revenues increased 6.5 percent in 3Q20, with total cases decreasing 0.3 percent and revenue per case increasing 6.9 percent. On a same-facility system-wide basis, YTD 3Q20 revenues decreased 7.8 percent, with total cases decreasing 12.9 percent and revenue per case increasing 5.9 percent.
•In the surgical business, which represents the majority of segment net operating revenues, same-facility system-wide revenues increased 6.3 percent in 3Q20, with cases down 5.9 percent and revenue per case up 13.0 percent reflecting higher acuity cases and new service line growth. YTD 3Q20 same-facility system-wide surgical business revenues declined 7.8 percent, with cases down 18.8 percent and revenue per case up 13.6 percent.
•The table below demonstrates same-facility system-wide surgical cases in June and during the quarter as a percent of the comparable period in 2019 on a same business-day basis:

Ambulatory Segment	June 2020	July 2020	August 2020	Sept. 2020	3Q20
Surgical cases	~90%	~94%	~93%	~96%	~94%

Adjusted EBITDA
•Segment Adjusted EBITDA in 3Q20 grew 10.1 percent to $228 million compared to 3Q19, excluding the negative impact of a $13 million reversal of grant income. Including the grant income reversal, Adjusted EBITDA was $215 million in 3Q20, up 3.9 percent from

$207 million in 3Q19. Adjusted EBITDA less facility-level noncontrolling interest (NCI) was $138 million, up 3.0 percent from $134 million in 3Q19, or up 9.0 percent excluding the impact of the grant income reversal.
•For YTD 3Q20, the segment generated Adjusted EBITDA of $538 million, a decrease of 9.0 percent from $591 million in YTD 3Q19. Adjusted EBITDA less facility-level NCI was $344 million, a decline of 9.0 percent from $378 million in YTD 3Q19.
•Adjusted EBITDA for each of the 3Q20 and YTD 3Q20 periods included the (reversal) recognition of $(13) million and $36 million, respectively, of grant income.

Conifer Segment Results

Tenet’s Conifer business segment provides healthcare point-of-service and end-to-end business process services in the areas of hospital and physician revenue cycle management as well as value-based care solutions to healthcare systems, individual hospitals, physician practices, self-insured organizations, healthcare plans and other entities.

Conifer segment results ($ in millions)	3Q20	3Q19	YTD 3Q20	YTD 3Q19
Net operating revenues	$325	$336	$962	$1,040
Adjusted EBITDA	$96	$90	$256	$292
The Company continues to work on spinning off its Conifer segment. This transaction is expected to both enhance shareholder value and reduce the level of debt on Tenet through a tax-free debt-for-debt exchange.

Revenues
•During 3Q20, Conifer segment revenues declined 3.3 percent to $325 million, from $336 million in 3Q19, primarily due to the impact of COVID volume declines of its clients, as well as attrition due to planned hospital divestitures by both Tenet and other clients. Revenues from third-party clients declined 3.6 percent to $189 million in 3Q20 from $196 million in 3Q19, which was anticipated due to the previously described hospital divestitures.
•During YTD 3Q20, Conifer’s revenues declined 7.5 percent to $962 million, from $1.040 billion in YTD 3Q19 primarily due to the same factors impacting 3Q20 revenues. Revenues from third-party customers declined 5.1 percent to $577 million in YTD 3Q20 from $608 million in 3Q19.

Adjusted EBITDA
•Conifer generated $96 million of Adjusted EBITDA in 3Q20, up 6.7 percent from $90 million in 3Q19 primarily due to its cost efficiency initiatives. The Adjusted EBITDA margin was 29.5 percent in 3Q20 compared to 26.8 percent in 3Q19.
•Conifer generated $256 million of Adjusted EBITDA in YTD 3Q20, down 12.3 percent from $292 million in YTD 3Q19 primarily due to the impact of COVID on its clients. The Adjusted EBITDA margin was 26.6 percent in YTD 3Q20 compared to 28.1 percent in YTD 3Q19.

Balance Sheet, Cash Flows and Liquidity

Balance Sheet Highlights

($ in millions)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$3,300	$262
Accounts receivable days outstanding	55.8	58.4
Line-of-credit borrowings outstanding	—	—
Ratio of net debt plus Medicare advances liability to Adjusted EBITDA (d)	5.21	5.31
(d) Net debt is total debt less cash and cash equivalents

•Cash and cash equivalents at September 30, 2020 were $3.038 billion higher than at December 31, 2019 as the Company maintained cash on hand to ensure sufficient liquidity given COVID operational pressures.
•The Company had no outstanding borrowings on its $1.9 billion credit line as of September 30, 2020.
•The Company's ratio of net debt plus the Medicare advances liability to Adjusted EBITDA was 5.21x at September 30, 2020 compared to 5.03x at June 30, 2020.
•During 3Q20, the Company completed a $2.5 billion offering of 6.125% senior unsecured notes and retired all of its previously-outstanding 8.125% unsecured notes that were due in April 2022. This transaction eliminated any significant debt maturities until June 2023 as well as reduces future annual cash interest expense payments by approximately $50 million.

Cash flows and liquidity

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

($ in millions)	3Q20	3Q19
Net cash provided by operating activities	$593	$419
Capital expenditures	$(86)	$(156)
Free cash flow	$507	$263
Adjusted free cash flow	$646	$318
Net cash used in investing activities	$(117)	$(123)
Net cash used in financing activities	$(690)	$(231)

•Cash and cash equivalents decreased $214 million during 3Q20 to $3.3 billion at September 30, 2020 compared to $3.514 billion at June 30, 2020.
•The Company produced positive free cash flow of $507 million in 3Q20, or $331 million excluding $174 million of stimulus grants and $2 million of Medicare advances received in the quarter.
•Important sources and (uses) of cash during 3Q20 included:

◦$2.500 billion in proceeds from issuance of 6.125% senior unsecured notes due in 2028
◦$(3.062) billion for early retirement of all outstanding 8.125% senior unsecured notes due April 2022, including accrued interest of $(105) million that was accelerated from October 2020
◦Receipt of approximately $178 million of stimulus grant funds and $5 million of Medicare advances ($174 million of grants and $2 million of advances are included in free cash flow; the remaining $4 million of grants and $3 million of advances were received by USPI's non-consolidated affiliates and are included in net cash from financing activities)
◦Approximately $89 million deferral of the Company's payroll tax match under COVID stimulus legislation
◦$(68) million for a litigation settlement
◦$(26) million for transaction costs associated with the issuance of $2.5 billion of notes discussed above

Management’s Webcast Discussion of Results

Tenet management will discuss the Company’s 3Q20 results in a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on October 21, 2020. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors.

The slide presentation associated with the webcast referenced above, a copy of this earnings press release and a related supplemental financial disclosures document will be available on the Company's Investor Relations website on October 20, 2020.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company's expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company's actual results to be materially different than those expressed in the Company's forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and the other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2019, subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 110,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 520 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Investor Contact	Media Contact
Regina Nethery	Lesley Bogdanow
469-893-2387	469-893-2640
regina.nethery@tenethealth.com	mediarelations@tenethealth.com

Non-GAAP Financial Measures

•Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) the cumulative effect of changes in accounting principles, (2) net loss attributable (income available) to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax expense (benefit), (5) gain (loss) from early extinguishment of debt, (6) other non-operating income (expense), net, (7) interest expense, (8) litigation and investigation (costs) benefits, net of reinsurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested and closed businesses. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP measure, is defined by the Company as Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, divided by the weighted average primary or diluted shares outstanding in the reporting period.
•Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) income (loss) from discontinued operations, (2) gain (loss) from early extinguishment of debt, (3) litigation and investigation (costs) benefits, net of reinsurance recoveries, (4) net gains (losses) on sales, consolidation and deconsolidation of facilities, (5) impairment and restructuring charges and acquisition-related costs, (6) income (loss) from divested and closed businesses and (7) the associated impact of these items on taxes and noncontrolling interests. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment for continuing operations.
•Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations.
•Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlement, and (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which use similar non-GAAP financial measures in their presentations and earnings releases. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

The Company uses, and believes investors use, Free Cash Flow and Adjusted Free Cash Flow as supplemental non-GAAP measures to analyze cash flows generated from the Company's operations. The Company believes these measures are useful to investors in evaluating its ability to fund distributions paid to noncontrolling interests or for acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in the Company's financial statements, they do not provide a complete measure of the Company's operating performance. For example, the Company's definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company's financial performance.

Tenet Healthcare Corporation
Financial Statements and Reconciliations
3Q20 Earnings Release

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended September 30,
	2020	%	2019	%	Change
Net operating revenues	$4,557	100.0%	$4,568	100.0%	(0.2)%
Grant income	(66)	(1.4)%	—	—%	n/a
Equity in earnings of unconsolidated affiliates	44	1.0%	38	0.8%	15.8%
Operating expenses:
Salaries, wages and benefits	2,142	47.1%	2,172	47.6%	(1.4)%
Supplies	784	17.2%	760	16.6%	3.2%
Other operating expenses, net	1,058	23.2%	1,036	22.7%	2.1%
Depreciation and amortization	215	4.7%	205	4.5%
Impairment and restructuring charges, and acquisition-related costs	57	1.3%	46	1.0%
Litigation and investigation costs	9	0.2%	84	1.8%
Net (gains) losses on sales, consolidation and deconsolidation of facilities	(1)	—%	1	—%
Operating income	271	5.9%	302	6.6%
Interest expense	(263)		(244)
Other non-operating expense, net	—		(3)
Loss from early extinguishment of debt	(312)		(180)
Loss from continuing operations, before income taxes	(304)		(125)
Income tax benefit (expense)	197		(22)
Loss from continuing operations, before discontinued operations	(107)		(147)
Discontinued operations:
Income from operations	1		1
Income tax expense	—		—
Income from discontinued operations	1		1
Net loss	(106)		(146)
Less: Net income available to noncontrolling interests	90		80
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(196)		$(226)
Amounts (attributable) available to Tenet Healthcare Corporation common shareholders
Loss from continuing operations, net of tax	$(197)		$(227)
Income from discontinued operations, net of tax	1		1
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(196)		$(226)
(Loss) earnings per share (attributable) available to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(1.87)		$(2.19)
Discontinued operations	0.01		0.01
	$(1.86)		$(2.18)
Diluted
Continuing operations	$(1.87)		$(2.19)
Discontinued operations	0.01		0.01
	$(1.86)		$(2.18)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	105,263		103,558
Diluted	105,263		103,558

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Nine Months Ended September 30,
	2020	%	2019	%	Change
Net operating revenues	$12,725	100.0%	$13,673	100.0%	(6.9)%
Grant income	445	3.5%	—	—%	n/a
Equity in earnings of unconsolidated affiliates	103	0.8%	114	0.8%	(9.6)%
Operating expenses:
Salaries, wages and benefits	6,193	48.6%	6,468	47.3%	(4.3)%
Supplies	2,158	17.0%	2,254	16.5%	(4.3)%
Other operating expenses, net	3,054	24.0%	3,136	22.9%	(2.6)%
Depreciation and amortization	624	4.9%	627	4.6%
Impairment and restructuring charges, and acquisition-related costs	166	1.3%	101	0.7%
Litigation and investigation costs	13	0.1%	115	0.9%
Net (gains) losses on sales, consolidation and deconsolidation of facilities	(4)	—%	3	—%
Operating income	1,069	8.4%	1,083	7.9%
Interest expense	(761)		(742)
Other non-operating income (expense), net	3		(3)
Loss from early extinguishment of debt	(316)		(227)
(Loss) income from continuing operations, before income taxes	(5)		111
Income tax benefit (expense)	227		(75)
Income from continuing operations, before discontinued operations	222		36
Discontinued operations:
Income from operations	—		13
Income tax expense	—		(2)
Income from discontinued operations	—		11
Net income	222		47
Less: Net income available to noncontrolling interests	237		259
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(15)		$(212)
Amounts (attributable) available to Tenet Healthcare Corporation common shareholders
Loss from continuing operations, net of tax	$(15)		$(223)
Income from discontinued operations, net of tax	—		11
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(15)		$(212)
(Loss) earnings per share (attributable) available to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(0.14)		$(2.16)
Discontinued operations	—		0.11
	$(0.14)		$(2.05)
Diluted
Continuing operations	$(0.14)		$(2.16)
Discontinued operations	—		0.11
	$(0.14)		$(2.05)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	104,803		103,181
Diluted	104,803		103,181

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(Dollars in millions)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,300	$262
Accounts receivable	2,479	2,743
Inventories of supplies, at cost	349	310
Income tax receivable	2	10
Assets held for sale	386	387
Other current assets	1,292	1,369
Total current assets	7,808	5,081
Investments and other assets	2,445	2,369
Deferred income taxes	436	183
Property and equipment, at cost, less accumulated depreciation and amortization	6,618	6,878
Goodwill	7,302	7,252
Other intangible assets, at cost, less accumulated amortization	1,578	1,602
Total assets	$26,187	$23,365

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$155	$171
Accounts payable	1,025	1,204
Accrued compensation and benefits	834	877
Professional and general liability reserves	285	330
Accrued interest payable	218	245
Liabilities held for sale	91	44
Contract liabilities	1,500	61
Other current liabilities	1,735	1,273
Total current liabilities	5,843	4,205
Long-term debt, net of current portion	15,561	14,580
Professional and general liability reserves	666	635
Defined benefit plan obligations	525	560
Deferred income taxes	27	27
Other long-term liabilities	1,564	1,415
Total liabilities	24,186	21,422
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,479	1,506
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,826	4,760
Accumulated other comprehensive loss	(251)	(257)
Accumulated deficit	(2,542)	(2,513)
Common stock in treasury, at cost	(2,414)	(2,414)
Total shareholders’ deficit	(374)	(417)
Noncontrolling interests	896	854
Total equity	522	437
Total liabilities and equity	$26,187	$23,365

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30,
	2020	2019
Net income	$222	$47
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	624	627
Deferred income tax (benefit) expense	(246)	65
Stock-based compensation expense	38	34
Impairment and restructuring charges, and acquisition-related costs	166	101
Litigation and investigation costs	13	115
Net losses (gains) on sales, consolidation and deconsolidation of facilities	(4)	3
Loss from early extinguishment of debt	316	227
Equity in earnings of unconsolidated affiliates, net of distributions received	(11)	(6)
Amortization of debt discount and debt issuance costs	30	25
Pre-tax income from discontinued operations	—	(13)
Other items, net	(4)	(14)
Changes in cash from operating assets and liabilities:
Accounts receivable	280	(174)
Inventories and other current assets	30	(98)
Income taxes	9	(4)
Accounts payable, accrued expenses and other current liabilities	1,546	(67)
Other long-term liabilities	205	(15)
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(252)	(136)
Net cash used in operating activities from discontinued operations, excluding income taxes	(1)	(4)
Net cash provided by operating activities	2,961	713
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(374)	(492)
Purchases of businesses or joint venture interests, net of cash acquired	(61)	(23)
Proceeds from sales of facilities and other assets — continuing operations	13	44
Proceeds from sales of facilities and other assets — discontinued operations	—	17
Proceeds from sales of marketable securities, long-term investments and other assets	44	52
Purchases of marketable securities and equity investments	(41)	(25)
Other long-term assets	(4)	1
Other items, net	17	0
Net cash used in investing activities	(406)	(426)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(740)	(1,880)
Proceeds from borrowings under credit facility	740	2,155
Repayments of other borrowings	(3,244)	(6,084)
Proceeds from other borrowings	3,815	5,718
Debt issuance costs	(48)	(63)
Distributions paid to noncontrolling interests	(184)	(223)
Proceeds from sale of noncontrolling interests	7	15
Purchases of noncontrolling interests	(34)	(8)
Proceeds from exercise of stock options and employee stock purchase plan	13	4
Other items, net	158	(18)
Net cash provided by (used in) financing activities	483	(384)
Net increase (decrease) in cash and cash equivalents	3,038	(97)
Cash and cash equivalents at beginning of period	262	411
Cash and cash equivalents at end of period	$3,300	$314
Supplemental disclosures:
Interest paid, net of capitalized interest	$(757)	$(705)
Income tax payments, net	$(10)	$(18)

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

(Dollars in millions)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net operating revenues:
Hospital Operations and other total prior to inter-segment eliminations	$3,803	$3,850	$10,725	$11,539
Ambulatory Care	565	522	1,423	1,526
Conifer
Tenet	136	140	385	432
Other clients	189	196	577	608
Total Conifer revenues	325	336	962	1,040
Inter-segment eliminations	(136)	(140)	(385)	(432)
Total	$4,557	$4,568	$12,725	$13,673

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$3	$1	$1	$12
Ambulatory Care	41	37	102	102
Total	$44	$38	$103	$114

Adjusted EBITDA:
Hospital Operations and other	$240	$342	$1,074	$1,048
Ambulatory Care	215	207	538	591
Conifer	96	90	256	292
Total	$551	$639	$1,868	$1,931

Capital expenditures:
Hospital Operations and other	$71	$135	$328	$423
Ambulatory Care	11	16	32	57
Conifer	4	5	14	12
Total	$86	$156	$374	$492

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliations of Net Loss Attributable to Tenet Healthcare Corporation
Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders for 2020
(Unaudited)

(Dollars in millions except per share amounts)	2020
	3rd Qtr	YTD
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(196)	$(15)
Net income from discontinued operations	1	—
Net loss from continuing operations	(197)	(15)
Less: Impairment and restructuring charges, and acquisition-related costs	(57)	(166)
Litigation and investigation costs	(9)	(13)
Net gains on sales, consolidation and deconsolidation of facilities	1	4
Loss from early extinguishment of debt	(312)	(316)
Tax impact of above items	112	140
Adjusted net income available from continuing operations to common shareholders	$68	$336

Diluted loss per share from continuing operations	$(1.87)	$(0.14)
Less: Impairment and restructuring charges, and acquisition-related costs	(0.54)	(1.57)
Litigation and investigation costs	(0.08)	(0.12)
Net gains on sales, consolidation and deconsolidation of facilities	0.01	0.04
Loss from early extinguishment of debt	(2.93)	(2.98)
Tax impact of above items	1.05	1.32
Adjusted diluted earnings per share from continuing operations	$0.64	$3.17

Weighted average basic shares outstanding (in thousands)	105,263	104,803
Weighted average dilutive shares outstanding (in thousands)	106,503	105,938

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliations of Net Loss Attributable to Tenet Healthcare Corporation Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders for 2019
(Unaudited)

(Dollars in millions except per share amounts)	2019
	3rd Qtr	YTD
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(226)	$(212)
Net income from discontinued operations	1	11
Net loss from continuing operations	(227)	(223)
Less: Impairment and restructuring charges, and acquisition-related costs	(46)	(101)
Litigation and investigation costs	(84)	(115)
Net losses on sales, consolidation and deconsolidation of facilities	(1)	(3)
Loss from early extinguishment of debt	(180)	(227)
Loss from divested and closed businesses	(1)	(2)
Noncontrolling interest impact	4	4
Tax impact of above items	14	23
Adjusted net income available from continuing operations to common shareholders	$67	$198

Diluted loss per share from continuing operations	$(2.19)	$(2.16)
Less: Impairment and restructuring charges, and acquisition-related costs	(0.44)	(0.97)
Litigation and investigation costs	(0.80)	(1.10)
Net losses on sales, consolidation and deconsolidation of facilities	(0.01)	(0.03)
Loss from early extinguishment of debt	(1.72)	(2.17)
Loss from divested and closed businesses	(0.01)	(0.02)
Noncontrolling interest impact	0.04	0.04
Tax impact of above items	0.13	0.22
Adjusted diluted earnings per share from continuing operations	$0.64	$1.89

Weighted average basic shares outstanding (in thousands)	103,558	103,181
Weighted average dilutive shares outstanding (in thousands)	104,582	104,584

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliations of Net Loss Attributable to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA for 2020
(Unaudited)

(Dollars in millions)	2020
	3rd Qtr	YTD
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(196)	$(15)
Less: Net income available to noncontrolling interests	(90)	(237)
Income from discontinued operations, net of tax	1	—
(Loss) income from continuing operations	(107)	222
Income tax benefit	197	227
Loss from early extinguishment of debt	(312)	(316)
Other non-operating income, net	—	3
Interest expense	(263)	(761)
Operating income	271	1,069
Litigation and investigation costs	(9)	(13)
Net gains on sales, consolidation and deconsolidation of facilities	1	4
Impairment and restructuring charges, and acquisition-related costs	(57)	(166)
Depreciation and amortization	(215)	(624)
Adjusted EBITDA	$551	$1,868

Net operating revenues	$4,557	$12,725

Net loss attributable to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	(4.3)%	(0.1)%

Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	12.1%	14.7%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliations of Net Loss Attributable to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA for 2019
(Unaudited)

(Dollars in millions)	2019
	3rd Qtr	YTD
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(226)	$(212)
Less: Net income available to noncontrolling interests	(80)	(259)
Income from discontinued operations, net of tax	1	11
(Loss) income from continuing operations	(147)	36
Income tax expense	(22)	(75)
Loss from early extinguishment of debt	(180)	(227)
Other non-operating expense, net	(3)	(3)
Interest expense	(244)	(742)
Operating income	302	1,083
Litigation and investigation costs	(84)	(115)
Net losses on sales, consolidation and deconsolidation of facilities	(1)	(3)
Impairment and restructuring charges, and acquisition-related costs	(46)	(101)
Depreciation and amortization	(205)	(627)
Loss from divested and closed businesses	(1)	(2)
Adjusted EBITDA	$639	$1,931

Net operating revenues	$4,568	$13,673
Less: Net operating revenues from health plans	—	1
Adjusted net operating revenues	$4,568	$13,672

Net loss attributable to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	(4.9)%	(1.6)%

Adjusted EBITDA as a % of adjusted net operating revenues (Adjusted EBITDA margin)	14.0%	14.1%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations
(Unaudited)

(Dollars in millions)	2020
	3rd Qtr	YTD
Net cash provided by operating activities	$593	$2,961
Purchases of property and equipment	(86)	(374)
Free cash flow	$507	$2,587

Net cash used in investing activities	$(117)	$(406)
Net cash (used in) provided by financing activities	$(690)	$483

Net cash provided by operating activities	$593	$2,961
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(138)	(252)
Net cash used in operating activities from discontinued operations	(1)	(1)
Adjusted net cash provided by operating activities from continuing operations	732	3,214
Purchases of property and equipment	(86)	(374)
Adjusted free cash flow – continuing operations	$646	$2,840

(Dollars in millions)	2019
	3rd Qtr	YTD
Net cash provided by operating activities	$419	$713
Purchases of property and equipment	(156)	(492)
Free cash flow	$263	$221

Net cash used in investing activities	$(123)	$(426)
Net cash used in financing activities	$(231)	$(384)

Net cash provided by operating activities	$419	$713
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(56)	(136)
Net cash provided by (used in) operating activities from discontinued operations	1	(4)
Adjusted net cash provided by operating activities from continuing operations	474	853
Purchases of property and equipment	(156)	(492)
Adjusted free cash flow – continuing operations	$318	$361